CONSENT OF INDEPENDENT REGISTERED  PUBLIC ACCOUNTING FIRM

TO:	Quest Mining & Minerals Corp.

As independent certified public accountants, we hereby consent to the incorporation by reference in the foregoing   Form S-8 Registration Statement  of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated June 15, 2009 relating to the consolidated financial statements of Quest Mining & Minerals Corp.  and to the reference to our Firm under the caption  “Experts” appearing in the Prospectus.

/s/ RBSM LLP

New York, New York
June 19, 2009